Exhibit 10.7

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, New York 10167

CONFIDENTIAL

November 1, 2018

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

Attention:     Jonathon M. Singer,

 Chief Financial and Administrative Officer

RTI Surgical, Inc.

$100.0 Million Second Lien Credit Facility

Commitment Letter

Ladies and Gentlemen:

1.	Commitments.

Ares Capital Management LLC (on behalf of one or more funds or accounts managed directly or indirectly by Ares Capital Management LLC or its affiliate, “Ares Capital”; together with its successors and assigns, the “Committed Lender”) hereby commits to provide (directly and/or through one or more of its direct or indirect subsidiaries or affiliates) a $100.0 million senior secured second lien credit facility (the “Second Lien Credit Facility”), and Ares Capital hereby agrees to act as administrative agent for the Second Lien Credit Facility. The Second Lien Credit Facility will be used by RTI Surgical, Inc., a Delaware corporation (“you” or the “Borrower”) in connection with the acquisition (the “Acquisition”) by you of all of the issued and outstanding equity interests of Paradigm Spine, LLC, a Delaware limited liability company (the “Target,” and, together with certain of its subsidiaries, the “Acquired Business”). In connection with the Acquisition, (a) the Borrower will obtain the Second Lien Credit Facility, (b) the Borrower will amend or otherwise modify its existing $100.0 million first lien credit facility to reduce the aggregate outstanding commitments thereunder to $75.0 million (the “Commitment Reduction Amendment”; and such facility, as in effect on the date hereof, after giving effect only to the Commitment Reduction Amendment, any conforming amendments required based on the terms of the Second Lien Credit Facility, and any other amendment reasonably acceptable to the Lead Arranger (as defined below), shall be referred to as the “First Lien Revolving Facility”), (c) the Borrower will issue to shareholders of the Target shares of common stock (which may or may not be registered) of the Borrower with a value of approximately $50.0 million (the “Equity Issuance”) (d) fees, premiums, expenses and other transaction costs incurred in connection with the foregoing (the “Transaction Costs”) will be paid, and (e) the proceeds of the Second Lien Credit Facility, certain borrowings under the First Lien Revolving Facility and the Equity Issuance will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to effect the Commitment Reduction Amendment and to pay all or a portion of the Transaction Costs (the foregoing are collectively referred to as the “Transactions.” Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned in the Term Sheet (as defined below).

2.	Conditions.

The Committed Lender’s commitment is subject only to the conditions set forth in the Summary of Terms attached as Exhibit A with respect to the Second Lien Credit Facility (the “Term Sheet” and, collectively with this letter, the “Commitment Letter”), the funding of which is subject solely to the conditions set forth in Schedule I to the Term Sheet. Ares Capital is pleased to act, on such conditions and on the terms specified herein, as the sole lead arranger and sole bookrunner for the Second Lien Credit Facility (in such capacity, the “Lead Arranger” and, together with the Committed Lender in its capacity as a Lender (as defined below), the “Commitment Parties”).

3.	Titles and Roles.

It is agreed that Ares Capital (or its affiliates or subsidiaries) shall serve as administrative agent under the Second Lien Credit Facility (in such capacity, the “Agent”), and that Ares Capital shall have “left side” designation, shall have “left” placement in all Marketing Materials in connection with the Second Lien Credit Facility and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement. It is further agreed and understood that, without the prior written consent of the Committed Lender, no additional agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers shall be appointed, or other titles conferred to any person or entity and no other titles will be awarded unless you and we shall so agree.

Ares Capital is not and shall not be deemed for any purpose to be acting as an agent (except to the extent of Ares Capital’s capacity as Agent), joint venturer or partner of the Borrower, the Acquired Business, any Lender or any of their respective affiliates, and Ares Capital assumes no responsibility, express or implied, for any actions or omissions of, or performance of services by, or the obligations or liabilities of, any other person in connection with this Commitment Letter, the Transactions, the entering into the of the Second Lien Credit Facility or otherwise.

4.	Syndication.

The Lead Arranger may syndicate, prior to and/or after the execution of definitive documentation for the Second Lien Credit Facility (the “Credit Documentation”), all or a portion of the Second Lien Credit Facility to one or more other lenders in consultation with you (collectively with the Committed Lender, the “Lenders”) pursuant to a syndication managed by the Lead Arranger (the “Syndication Process”) on the terms set forth in this Commitment Letter and in the fee letter among the parties hereto and dated as of even date herewith (the “Fee Letter”), it being understood that the Lead Arranger will not syndicate to any person that is (i) designated by Borrower, by written notice delivered to the Lead Arranger on or prior to the date hereof, as a (x) disqualified institution, or (y) competitor of Borrower or its subsidiaries (“Competitor”) or (ii) any person that is clearly identifiable, solely on the basis of such person’s name, as an affiliate of any person referred to in clause (i)(x) or (i)(y) above (the persons described in clauses (i) and (ii) are, collectively, the “Disqualified Institutions”); provided, however, that Disqualified Institutions shall (A) exclude any person that Borrower has designated as no longer being a Disqualified Institution by written notice delivered to Agent from time to time and (B) include any person that is added as a Disqualified Institution, pursuant to a written supplement to the list of Disqualified Institutions, that is delivered by Borrower after the date hereof to the Lead Arranger (or, after the Closing Date, to Agent). Such supplement shall not apply retroactively to disqualify the transfer of an interest in the Second Lien Credit Facility that was effective prior to the effective date of such supplement.

Notwithstanding the foregoing, in no event shall a Bona Fide Debt Fund be a Disqualified Institution, unless such Bona Fide Debt Fund is identified under clause (i)(x) above. “Bona Fide Debt Fund” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business and with respect to which the competitors referred to in clause (i) above do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity. The Lead Arranger will, in consultation with you, control all aspects of syndication, including the timing and, subject to your consent rights described above, selection of prospective Lenders, the awarding of any titles, the determination of allocations and the amount of any fees. You agree that no Lender will be permitted to receive compensation of any kind for its participation in the Second Lien Credit Facility, except as expressly provided for in this Commitment Letter and the Fee Letter, without the prior written consent of the Lead Arranger.

You agree to use your commercially reasonable efforts to assist until the earlier of (i) the date that is 30 days following the closing of the Second Lien Credit Facility (the “Closing Date”) and (ii) the date on which the Lead Arranger determines that the primary syndication process is complete (such earlier date, the “Syndication Date”) in achieving a syndication of the Second Lien Credit Facility that is reasonably satisfactory to us and you. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between you and your non-legal advisors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, subject to your rights and obligations under the Acquisition Agreement, to ensure direct contact during the syndication between the Acquired Business’s senior management and proposed Lenders at times mutually agreed upon). For our use in connection with the syndication, until the Syndication Date, you agree, upon our request, to (a) assist us in our preparation of customary offering and marketing materials reasonably requested by us to successfully complete the syndication, (b) assist us in our preparation of a customary confidential information memorandum (certain of the contents of which you shall provide) and (c) host, with us, one general meeting with prospective Lenders at such time and place as may be mutually agreed (subject to reasonable prior notice and reasonable scheduling accommodations for your representatives and, further subject to your rights and obligations under the Acquisition Agreement, for senior management of the Acquired Business). You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit materially from your and the Acquired Business’s existing lending relationships.

5.	Clear Market.

You shall ensure that, at all times prior to the end of the Syndication Process, you and your affiliates shall not, and you shall use your commercially reasonable efforts to ensure that the Acquired Business does not, enter into, arrange, place, or propose any commercial bank or other credit facilities or issue any debt or preferred debt securities, other than the Second Lien Credit Facility, the First Lien Revolving Facility, indebtedness permitted to be incurred and/or remain outstanding under the Acquisition Agreement as in effect on the date hereof, if any, or other indebtedness agreed by the Lead Arranger, in each case that could reasonably be expected to materially impair the Syndication Process, without the prior written consent of the Lead Arranger (it being understood that (1) any of Borrower’s ordinary course, short term working capital facilities, (2) any of the Acquired Business’s ordinary course, short term working capital facilities that will be repaid on the Closing Date and (3) any ordinary course capital leasing, factoring programs and purchase money and equipment financings will not impair the Syndication Process).

6.	Information.

You hereby represent (but only to your knowledge with respect to any of the information referred to below that is provided by another person that is not your affiliate (but in any event to include all information with respect to the Acquired Business, its subsidiaries and their respective businesses)) and covenant that (a) all written information other than projections (“Projections”), forward-looking statements and information of a general economic or industry-specific nature (the “Information”) that has been and will be made available to any of the Commitment Parties and/or the Lenders by you or any of your affiliates or representatives in connection with the transactions contemplated hereby, when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole, (after giving effect to all supplements and updates thereto through the date furnished) and (b) the Projections that have been or will be made available to the Commitment Parties by you or any of your affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). You agree that if at any time prior to the later of (x) the Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances. You understand that, in arranging and syndicating the Second Lien Credit Facility, the Lead Arranger may use and rely on the Information and Projections without independent verification thereof.

You agree that the Information, Projections and all other information (including third party reports) referenced in the immediately preceding paragraph (collectively, the “Evaluation Material”) shall include a version of the confidential information memorandum, presentation and other information materials consisting exclusively of information that is either publicly available with respect to you, your affiliates, the Acquired Business and your and their respective subsidiaries and parent companies, or that is not material with respect to you, your affiliates, the Acquired Business and your and their respective securities for purposes of U.S. federal and state securities laws. You also hereby agree that you will use commercially reasonable efforts to (a) identify in writing (and cause the Acquired Business to identify in writing) and (b) clearly and conspicuously mark such Evaluation Material that does not contain any such material non-public information referred to in the prior sentence as “PUBLIC.” You hereby agree that by identifying and/or marking such Evaluation Material pursuant to the preceding sentence and/or publicly filing any Evaluation Material with the Securities and Exchange Commission, the Commitment Parties, Lenders and prospective Lenders shall be entitled to treat such Evaluation Material as PUBLIC with respect to you, your affiliates, the Acquired Business and their respective subsidiaries and parent companies for purposes of U.S. federal and state securities laws. Except as set forth in the following sentence, you agree that all Evaluation Material not clearly and conspicuously marked as “PUBLIC” shall be deemed to contain material such material, non-public information and shall only be suitable for sharing with “private-side” Lenders and prospective Lenders. You further acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked: term sheets with respect to the Second Lien Credit Facility and the Transaction, and administrative materials of a customary nature prepared by the Commitment Parties for prospective Lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by you, the Target or any of your and its respective affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Committed Lender that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate any applicable law, rule, regulation or obligation or risk waiver of such privilege.

You hereby authorize and agree, on behalf of yourself and the Acquired Business your and its respective affiliates, that the Evaluation Material provided by or on behalf of you, the Acquired Business and your and its respective affiliates to the Commitment Parties regarding you, the Acquired Business and your and its respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Second Lien Credit Facility may be disseminated by or on behalf of the Commitment Parties, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including “click-through” agreements) and, if applicable, ratings agencies, all in accordance with the Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings).

You hereby further authorize the Lead Arranger to download copies of your logos and to use commercially reasonable efforts to obtain authorization to permit the Lead Arranger to download copies of the Acquired Business’s logos, from their respective websites and post copies thereof on an IntraLinks®, Syndtrak® or similar workspace (an “E-System”) and use such logos on any materials prepared in connection with the Syndication Process.

7.	Expenses.

Whether or not the Second Lien Credit Facility closes, you hereby agree to pay upon demand to the Commitment Parties all reasonable and documented and invoiced out-of-pocket fees and expenses (including, but not limited to, all reasonable and documented and invoiced out-of-pocket costs and expenses of one legal counsel, one regulatory counsel and, to the extent necessary, one local counsel in each relevant material jurisdiction if reasonably required for all Commitment Parties) incurred by them in connection with this Commitment Letter, the Fee Letter, the Transaction, and the Second Lien Credit Facility.

8.	Confidentiality.

You agree that you will not disclose the contents of this Commitment Letter, the Fee Letter or the Commitment Parties’ involvement with, the Committed Lender’s commitments to provide or the Lead Arranger’s agreement to arrange the Second Lien Credit Facility to any third party (including, without limitation, any financial institution or intermediary) without the Committed Lender’s prior written consent, other than (a) to any of your affiliates and your and their respective directors, officers, employees or advisors in connection with the Transactions; provided that this Commitment Letter (but not the Fee Letter or the contents thereof other than (i) the existence thereof and the contents thereof with respect to fees generally in the aggregate as part of projections and pro forma information, (ii) a generic disclosure of aggregate sources and uses in customary disclosures regarding the Transactions and (iii) a customarily redacted version, excluding fees set forth in the Fee Letter) may also be disclosed to the equity holders and to advisors of the Acquired Business and its equity holders, directors, officers, employees and advisors (and in each case, each of their attorneys), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform the Committed Lender and the Lead Arranger promptly thereof to the extent permitted by law), (c) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and customary press releases issued in connection therewith, (d) as necessary to enforce the terms of this Commitment Letter or in connection with any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby, (e) after your acceptance hereof, the Term Sheet, including the existence and contents thereof (but not the Fee Letter or its contents) may be disclosed (in consultation with the Lead Arranger) to any Lender or participant or prospective Lender or prospective participant under the Second Lien Credit Facility and, in each case, its directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors on a confidential basis, and (f) to the extent that such information becomes publicly available other than by reason of disclosure by you in violation of this paragraph. You agree to inform all such persons who receive information concerning the Commitment Parties, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transactions and may not be disclosed to any other person. The Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and similar public disclosures that contain the Committed Lender’s or any of its affiliate’s name or describe the Committed Lender’s financing commitments or the Lead Arranger’s roles and activities.

Each Commitment Party, on behalf of itself and its affiliates and other Related Persons (as defined below), agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder or in connection with the Acquisition solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over any Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Acquired Business or your or their respective affiliates, (e) to the extent that such information is independently developed by a Commitment Party, (f) to any Commitment Party’s affiliates and to such Commitment Party’s and its affiliates’ respective members, directors, investment or capital or similar committees employees, legal counsel, independent auditors, service providers, financing sources and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any of its subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant, assignee or potential counterparty on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the applicable Commitment Party) in accordance with the standard syndication process of such Commitment Party or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, or (h) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter and/or any Credit Documentation. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of this Commitment Letter unless earlier superseded by the relevant Credit Documentation. For the avoidance of doubt, (i) the provisions of this paragraph do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Commitment Party or its affiliates or its or their respective Related Persons in favor of the Borrower, the Acquired Business or your or their respective affiliates (whether directly or indirectly through a back-to-back or similar agreement) and (ii) in no event shall any disclosure of such information referred to above be made to any Disqualified Institution.

9.	Indemnity.

Regardless of whether the Second Lien Credit Facility closes, you agree to (a) indemnify, defend and hold each of the Commitment Parties, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors (“Related Persons”) of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Second Lien Credit Facility, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, any Borrower or any of your or its respective affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”) (but limited to one (1) counsel to such Indemnified Persons, taken as a whole, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel to all such Indemnified Persons, taken as a whole, and, solely, in the event of a conflict of interest, one (1) additional counsel (and, if necessary, one (1) regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Persons); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from (i) the gross negligence, willful misconduct or bad faith of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their principals, directors, officers, employees, representatives, agents and third party advisors, (ii) a breach by such Indemnified Person of any of its material obligations under this Commitment Letter or the Fee Letter or (iii) a dispute solely among Indemnified Parties (other than a Claim against any Commitment Party solely in its capacity as Lead Arranger, Agent or any other similar role in connection with this Commitment Letter or the Second Lien Credit Facility) not arising out of any act or omission on the part of you or your affiliates.

No party hereto or any of its respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Second Lien Credit Facility, the use or the proposed use of the proceeds thereof, the Transaction, or any other transaction contemplated by this Commitment Letter; provided that nothing contained in this paragraph shall limit your indemnity and expense reimbursement obligations to the extent set forth in the previous paragraph.

Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks and hereby authorize the use of transmission of electronic transmissions, and that no Commitment Party nor any of its respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems except to the extent the same is found by a final non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of such Commitment Party or affiliate.

10.	Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their affiliates may be investing in or providing debt financing, equity capital or other services to other companies with which you may have conflicting interests. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the Commitment Parties and/or their respective affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of the Commitment Parties and/or their respective affiliates for breach or alleged breach of fiduciary duty and agree that none of the Commitment Parties and/or their respective affiliates shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

11.	Assignments and Amendments.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void) and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. The Committed Lender, as applicable, may also assign its commitment hereunder, in whole or in part, to any of its affiliates or to any prospective Lender in connection with the Syndication Process or otherwise; provided that, notwithstanding any such assignment, (i) with respect to amounts to be funded on the Closing Date, the commitment of the Committed Lender to fund its committed portions of the Second Lien Credit Facility on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other Lenders fund their commitments on the Closing Date and (ii) the Committed Lender must retain exclusive control over all rights and obligations with respect to its commitments prior to close. This Commitment Letter may not be amended or waived except in a written instrument signed by you and the Commitment Parties.

12.	Counterparts and Governing Law.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof. No posting to any E-System shall be denied legal effect merely because it is made electronically and each party hereto agrees not to contest the validity or enforceability of any posting on any E-System or electronic signature merely because it is made electronically.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.

13.	Venue and Submission to Jurisdiction.

The parties hereto consent and agree that the state and federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Second Lien Credit Facility, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters; provided that the

\parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

14.	Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE SECOND LIEN CREDIT FACILITY, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

15.	Survival.

The provisions of this Commitment Letter set forth under this heading and the headings “Syndication”, “Clear Market”, “Information”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Second Lien Credit Facility closes or the Credit Documentation shall be executed and delivered; provided that, if the Second Lien Credit Facility closes and the Credit Documentation shall be executed and delivered, (i) the provisions under the headings “Information”, “Syndication” and “Clear Market” shall survive only until the completion of the Syndication Process (as determined by Lead Arranger), and (ii) the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters.

16.	Integration.

This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

This Commitment Letter and the Fee Letter each constitutes a legal, valid and binding obligation, enforceable against each of the parties hereto and thereto in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) and with respect to the subject matter contained herein and therein (including an obligation to negotiate in good faith)), it being acknowledged and agreed that (i) the funding of the Second Lien Credit Facility is subject only to the conditions referred to in Schedule I to the Term Sheet, including the execution and delivery of the Credit Documentation by Borrower and the Guarantors in a manner consistent with this Commitment Letter (including the Documentation Principles and the Funds Certain Provisions) and (ii) the commitment provided hereunder is subject only to those conditions set forth in Schedule I to the Term Sheet.

17.	Patriot Act.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

18.	Acceptance and Termination.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Committed Lender on behalf of the Commitment Parties such signature pages by 5:00 p.m., New York time on November 1, 2018. Unless extended in writing by the Commitment Parties, the commitments and agreements of the Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above, (b) 5:00 p.m. New York time on March 31, 2019, (c) execution and delivery of the Credit Documentation and funding of the Second Lien Credit Facility and (d) the closing of the Acquisition without the use of the Second Lien Credit Facility.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Sincerely,

ARES CAPITAL MANAGEMENT LLC,

on behalf of one or more funds and accounts

directly or indirectly managed by Ares Capital

Management LLC or its affiliates

By:	/s/ Mark Affolter
Name:	Mark Affolter
Its:	Duly Authorized Signatory

[SIGNATURE PAGE – RTI SURGICAL COMMITMENT LETTER]

AGREED AND ACCEPTED

THIS 1ST DAY OF NOVEMBER, 2018

RTI SURGICAL, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chief Financial and Administrative Officer

[SIGNATURE PAGE – RTI SURGICAL COMMITMENT LETTER]

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, New York 10167

Exhibit A to Commitment Letter

$100.0 Million Second Lien Credit Facility

Summary of Terms

November 1, 2018

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the letter referenced above.

Borrower:	RTI Surgical, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s existing and subsequently acquired or formed direct and indirect subsidiaries other than any Excluded Foreign Subsidiaries (as defined below) and any additional carve outs to be mutually agreed (each, a “Guarantor” and collectively, the “Guarantors”); provided that any guarantor under the First Lien Revolving Facility shall be a Guarantor.

Agent:	Ares Capital Corporation (“Ares Capital” and, in such capacity, the “Agent”).

Sole Lead Arranger and Bookrunner:	Ares Capital Management LLC (in its capacity as Lead Arranger and Sole Bookrunner, the “Lead Arranger”).

Lenders:	Ares Capital, one or more funds or accounts managed directly or indirectly by Ares Capital Management LLC or its affiliates and a syndicate of financial institutions (other than Disqualified Institutions) arranged by the Lead Arranger, in consultation with the Borrower (subject to the conditions set forth in the Commitment Letter) (the “Lenders”).

Second Lien Credit Facility:	A second lien senior secured term loan facility (the “Second Lien Credit Facility”, and the loans thereunder, the “Term Loan”) of $100.0 million, which will be advanced in one drawing on the Closing Date (as defined below) and mature on the date that is 6 months after the maturity date of the First Lien Revolving Facility (the “Maturity Date”). The portion of the Term Loan that then remains outstanding shall be due and payable in full on the Maturity Date.

Amounts repaid on the Term Loan Facility may not be reborrowed.

Incremental Facilities:	Borrower shall have the right, at any time and from time to time, to increase the size of the Term Loans and/or add one or more incremental term loan facilities to the Second Lien Credit Facility (each, whether or not a separate tranche, an “Incremental Term Loan”; each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) pursuant to an amendment to the Credit Agreement solely among the Lenders providing such Incremental Facility and Borrower, and consented to by Agent (such consent not to be unreasonably withheld, delayed or conditioned); provided that:

(a)   at the time of any proposed Incremental Facility, the Lenders under the Second Lien Credit Facility at such time shall be offered the opportunity to provide such Incremental Facility pro rata in accordance with their respective shares of the Term Loan before any other person shall be offered such an opportunity; provided that no such Lender shall be required to increase its respective commitment or provide any such Incremental Facility and any portion of such Incremental Facility not provided by the Lenders may be provided by any other person that would otherwise constitute a permitted assignee under the Credit Agreement;

(b)   after giving pro forma effect to such Incremental Facility and the use of proceeds thereof, (i) no default or event of default would exist at the time such Incremental Facility is added to the Second Lien Credit Facility and all representations and warranties shall be true and correct in all material respects without duplication of materiality qualifiers (provided that, to the extent the proceeds of an Incremental Facility will be used to finance a Permitted Acquisition (as defined below), the lenders providing such Incremental Facility may agree to a “funds certain” provision that does not impose as conditions to funding thereof that no default or event of default exist (other than a payment or bankruptcy default) and accuracy of representations and warranties at the time the acquisition is consummated, in which case such conditions that no default or event of default exists and the accuracy of representations and warranties shall be required to be satisfied on the date the applicable acquisition agreement is executed and effective) and (ii) as of the last day of the most recent month for which financial statements have been delivered, the multiple of “total net leverage” (such term, when used in this Term Sheet, to be determined net of cash and cash equivalents as contemplated below under the section entitled “Financial Performance Covenants”) shall not exceed the lesser of 5.10:1.00 and the maximum total net leverage multiple then permitted under the Credit Agreement;

(c)   the final maturity date of any Incremental Term Loan that is a separate tranche shall be no earlier than the maturity date of the initial Term Loan, and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter than the weighted average life to maturity of the initial Term Loan;

(d)   the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring and underwriting fees paid or payable to the Lead Arranger or its affiliates) applicable to any Incremental Facility will not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the initial Term Loan or any prior Incremental Facility (each an “Existing Credit Facility”), unless the interest rate margin with respect to any Existing Credit Facility is increased by an amount equal to the difference between the all-in yield with respect to such Incremental Facility and the all-in yield on such Existing Credit Facility as applicable, minus 0.50%; it being agreed that to the extent the all-in yield with respect to such Incremental Facility is greater than such all-in yield with respect to any Existing Credit Facility solely as a result of a higher interest rate floor, then the interest rate margin increase shall be effectuated solely by increasing the interest rate floor on any applicable Existing Credit Facility; and

(e) except as permitted above, any Incremental Term Loan shall be on the same terms as the initial Term Loan or such other terms as are acceptable to the Agent.

Use of Proceeds:	The proceeds of (a) the Term Loan on the Closing Date will be used to pay (i) a portion of the cash consideration for the Acquisition and (ii) fees and expenses incurred in connection with the Transactions, and (b) the Incremental Term Loans will be used to finance Permitted Acquisitions and other permitted investments and for working capital.

Interest:	Interest will be payable on the unpaid principal amount of the Term Loan and overdue interest on the Term Loan at a rate per annum equal to, at the option of Borrower, (a) the Base Rate (as defined below), plus the Applicable Margin (as defined below), payable quarterly in arrears or (b) LIBOR (as defined below), plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly.

“Base Rate” means a floating rate of interest per annum equal to the greatest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Agent) as the U.S. “Prime Rate,” (b) the federal funds rate (which shall not be less than 0% per annum) plus 50 basis points and (c) the sum of LIBOR for an interest period of one month (giving effect to the minimum LIBOR rate of 1.00% per annum), plus the excess of the LIBOR Applicable Margin over the Base Rate Applicable Margin. Term Loan portions whose interest rate is determined by reference to the Base Rate shall be referred to as “Base Rate Loans.”

“LIBOR” means, for each interest period, the greater of (a) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is two (2) business days prior to the first day of such interest period (which shall not be less than 0% per annum) and (b) 1.00% per annum. When selecting the LIBOR option, Borrower will be entitled to choose 1, 2, 3 or 6 month (and, to the extent available to all relevant Lenders, 12 month) interest periods. Term Loan portions whose interest rate is determined by reference to LIBOR shall be referred to as “LIBOR Loans.”

All interest will be calculated based on a 360-day year (or, in the case of Base Rate Loans, a 365/366-day year) and actual days elapsed. The Credit Agreement will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements for the interest rates referred to above as well as LIBOR breakage provisions, LIBOR borrowing mechanics and other provisions relating to LIBOR Loans.

“Applicable Margin” means, initially, (a) 7.00% per annum, in the case of Base Rate Loans, and (b) 8.00% per annum, in the case of LIBOR Loans.

The Applicable Margin will be determined quarterly, on a prospective basis, from and after the last day of the first calendar month during which financial statements and a compliance certificate calculating the total net leverage multiple have been delivered in accordance with the terms of the Credit Agreement, in accordance with the pricing grid set forth below (the “Pricing Grid”), and on a prospective basis quarterly thereafter (each such date of determination, an “Applicable Margin Determination Date”). Any Event of Default, including any failure to timely deliver such financial statements, shall, in addition to any other remedy provided for in the Credit Documentation, result in an increase of the Applicable Margin to the highest level of the Pricing Grid until such Event of Default is waived.

Total Net Leverage Multiple	Base Rate:	LIBOR:
> 6.50:1.00	7.50%	8.50%
≤ 6.50:1.00 but > 4.50:1.00	7.00%	8.00%
≤ 4.50:1.00 but > 3.50:1.00	6.75%	7.75%
≤ 3.50:1.00 but > 2.50:1.00	6.50%	7.50%
≤ 2.50:1.00	6.00%	7.00%

Notwithstanding the foregoing, at any time during the period commencing on the Closing Date and ending on the date that is two years thereafter, if, on any Applicable Margin Determination Date, the relevant compliance certificate demonstrates that the total net leverage multiple exceeds 4.50:1.00, the Borrower shall have the option, upon written notice to the Agent delivered concurrently with the delivery of such compliance certificate, to elect to pay 50% of the interest that will accrue in the quarterly period applicable to such Applicable Margin Determination Date in kind by capitalizing it and adding it to the principal balance of the Term Loan, in which case the Applicable Margin on such Applicable Margin Determination Date will be the sum of (x) the Applicable Margin determined by reference to the Pricing Grid, plus 0.75% (the “PIK Option”); provided that the Borrower may also elect the PIK Option for the borrowing on the Closing Date by notifying the Agent of such election in the initial notice of borrowing to be delivered with respect to such Closing Date borrowing.

Default Rate:	Automatically upon the occurrence of a bankruptcy or payment event of default, or at the election of Agent or the Required Lenders (as defined below) upon the occurrence and during the continuance of one or more other events of default, the Term Loan and all other outstanding amounts under the Credit Agreement shall bear interest at a default rate of interest equal to an additional 2.00% per annum over the rate otherwise applicable, and such interest will be payable on demand (“Default Rate”).

Fees:	Borrower shall pay the fees payable pursuant to the Fee Letter, as and when due in accordance with the Fee Letter. All fees will be calculated based on a 360-day year and actual days elapsed.

Prepayments and Commitment Reductions:	Borrower shall make the following mandatory prepayments (subject to (i) certain basket amounts and exceptions to be negotiated in the Credit Agreement, (ii) the Intercreditor Agreement (as defined below), and (iii) the penultimate paragraph of this section titled “Prepayments and Commitment Reductions”):

(a)   Excess Cash Flow. Annual prepayments in an amount equal to (i) 50% of Excess Cash Flow (to be defined), commencing with the fiscal year ending December 31, 2019, with reductions to (A) 25% based upon achievement of a total net leverage multiple of 3.50:1.00 as of the last day of such fiscal year and (B) 0% based upon achievement of a total net leverage multiple of 2.50:1.00 as of the last day of such fiscal year, less (i) voluntary prepayments (not made in lieu of mandatory prepayments) of the Term Loan and Incremental Term Loans made during such fiscal year, and (ii)

repayments and prepayments of the loans under the First Lien Revolving Facility made during such fiscal year to the extent accompanied by a corresponding reduction in commitments under the First Lien Revolving Facility.

(b)   Debt Issuances. Prepayments in an amount equal to 100% of the net cash proceeds of issuances or incurrences of debt obligations of the Borrower and its subsidiaries (but excluding other debt incurrences expressly permitted by the Credit Agreement).

(c)   Asset Sales. Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (including insurance and condemnation proceeds), to the extent such proceeds are not, at the election of Borrower, reinvested within 12 months (or 18 months if committed to be reinvested within such 12 month period), subject to thresholds to be agreed.

Subject to the Intercreditor Agreement, mandatory prepayments will be applied, first, to the loans outstanding under the First Lien Revolving Facility (but only as and to the extent required under the First Lien Revolving Facility), and, second, to the outstanding Term Loan, and any such mandatory prepayment of the Term Loan shall be accompanied by any breakage costs in connection with any prepayments of LIBOR Loans and any applicable “make-whole” premium or Prepayment Premium (as defined below).

Voluntary prepayments of the Term Loan will be permitted at any time; provided that Borrower’s voluntary prepayments are accompanied by any breakage costs in connection with any voluntary prepayments of LIBOR Loans and any applicable “make-whole” premium or Prepayment Premium.

Prepayment Premium:	On or prior to the first anniversary of the Closing Date, any prepayment of the Term Loan, whether in whole or in part and whether voluntary or mandatory (including any prepayment as a result of an acceleration of the Term Loan) shall be subject to payment of a customary “make-whole” premium. With respect to any prepayment of the Term Loan, whether in whole or in part, and, other than as set forth in the last sentence of this paragraph, whether voluntary or mandatory

(including any prepayment as a result of an acceleration of the Term Loan), made (x) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, the Borrower shall be required to pay a prepayment premium of 5.0% of the principal amount of the Term Loan being prepaid, and (y) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, the Borrower shall be required to pay a prepayment premium of 3.0% of the principal amount of the Term Loan being prepaid (each such prepayment premium, a “Prepayment Premium”). Notwithstanding the foregoing, no mandatory Excess Cash Flow prepayment shall be subject to any “make-whole” premium or Prepayment Premium.

Collateral:	Subject to the Funds Certain Provisions, all obligations of Borrower under the Second Lien Credit Facility and of the Guarantors under the guarantees will be secured by second priority perfected security interests in substantially all existing and after-acquired real and personal property of Borrower and each Guarantor, including, without limitation, 100% of all outstanding equity interests (or, in the case of first tier Excluded Foreign Subsidiaries, 65% of the voting and 100% of the non-voting equity interests) in their subsidiaries (the “Collateral”). Notwithstanding anything to the contrary, the Collateral shall in any event exclude the following (but shall include, regardless any assets or properties otherwise included as “Collateral” in respect of the First Lien Revolving Facility):

(i) any subsequently acquired fee-owned or leased real property with a fair market value of less than an amount to be agreed and all leasehold interests in real property;

(ii)  pledges and security interests prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code), other than proceeds and receivables thereof;

(iii)  any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, and other than proceeds and receivables thereof; and

(iv) “intent to use” trademarks.

In addition, perfection shall not be required with respect to:

(i) motor vehicles and other assets, in each instance, in which perfection of a security requires notation on certificates of title, letter of credit rights (other than those that constitute supporting obligations as to other collateral or as to which liens can be perfected solely by filing a UCC financing statement) with a value of less than an amount to be agreed and commercial tort claims with a value of less than an amount to be agreed; and

(ii)  those assets as to which the Agent and Borrower reasonably agree that the cost of obtaining or perfecting such a security interest is excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

Borrower and the Guarantors shall be required to maintain “springing” account control agreements with respect to all deposit and securities accounts, excluding zero balance accounts, payroll, withholding and trust accounts and petty cash accounts containing less than a to be determined amount, and the implementation of such control agreements shall not be a condition to funding on the Closing Date but rather subject to a post-closing covenant to be determined. Landlord, mortgagee and bailee waivers will be required only on a commercially reasonable efforts basis, and no such waivers will be required as a condition to funding on the Closing Date.

All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation reasonably satisfactory to the Agent (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, claims or encumbrances, except liens securing the First Lien Revolving Facility and other permitted liens and encumbrances acceptable to the Agent to be set forth in Credit Documentation (as defined below).

“Excluded Foreign Subsidiary” means any subsidiary of a Borrower (i) that is a “controlled foreign corporation” as defined in the Internal Revenue Code or (ii) all or substantially all of the assets of which consist of stock of one or more subsidiaries described in clause (i) above, in each case that has not guaranteed or pledged any of its assets or suffered a pledge of more than 66 and 2/3% of its voting stock, to secure, directly or indirectly, any indebtedness of Borrowers or any Guarantor or any other Group Member that is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

Intercreditor Agreement	The priority of security interests and relative rights of the secured parties under the Second Lien Credit Facility and the secured parties under the First Lien Revolving Facility will be set forth in an intercreditor agreement reasonably acceptable to the Agent, which intercreditor agreement will be executed and delivered by the Agent, on behalf of the secured parties under the Second Lien Credit Facility, and the agent under the First Lien Revolving Facility, on behalf of the secured parties thereunder, and acknowledged by the Borrower and the Guarantors(the “Intercreditor Agreement”).

Conditions Precedent to Closing:	As set forth in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Second Lien Credit Facility shall take place, the “Closing Date”).

Documentation Principles:	The definitive credit agreement (the “Credit Agreement”) and the other documents executed in connection therewith (collectively, with the Credit Agreement, the “Credit Documentation”) shall (a) be consistent with the Term Sheet (including any references to certain sections or defined terms of the First Lien Revolving Facility, which are to be substantially similar to the corresponding sections of the First Lien Revolving Facility, but with such changes as are applicable to reflect the second lien term loan nature of the Second Lien Credit Facility), (b) give due regard to the operational and strategic requirements of Borrower and its subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of Borrower and its subsidiaries), in each case, after giving effect to the Transaction and (c) with respect to other terms requested by the Borrower, be reasonably acceptable to the Lead Arranger (the “Documentation Principles”).

Representations and Warranties:	Subject to the Funds Certain Provisions, the representations and warranties in the Credit Agreement will include (a) representations and warranties substantially similar to, and no more onerous than, the following representations and warranties in the First Lien Revolving Facility, with appropriate modifications to reflect the different structure of the Second Lien Credit Facility:

•  Organization; Powers

•  Authorization; Enforceability

•  Governmental Approvals; No Conflicts

•  Financial Condition; No Material Adverse Change

•  Properties (including Intellectual Property)

•  Litigation and Environmental Matters

•  Compliance with Laws (other than health care laws, which are addressed below) and Agreements; No Defaults

•  Investment Company Status

•  Taxes

•  ERISA

•  Disclosure

•  Material Agreements

•  Solvency

•  Insurance

•  Capitalization and Subsidiaries

•  Security Interest in Collateral

•  Employment Matters

•  Federal Reserve Regulations

•  Use of Proceeds

•  No Burdensome Restrictions

•  Anti-Corruption and Sanctions

•  Common Enterprise

•  EEA Financial Institutions

and (b) representations and warranties with respect to the following additional matters:

•  Compliance with health care laws (limited to the provisions set forth in Part V of Exhibit A)

•  FDA and other regulatory matters (limited to the provisions set forth in Part V of Exhibit A)

•  Deposit and other accounts

• Acquisition Agreement and related agreements

Affirmative Covenants:	The affirmative covenants included in the Credit Agreement will include (a) affirmative covenants substantially similar to, and no more onerous than, the following affirmative covenants contained in the First Lien Revolving Facility with appropriate modifications to reflect the different structure of the Second Lien Credit Facility:

•  Financial Statements and Other Information

•  Notices of Material Events

•  Existence; Conduct of Business

•  Payment of Obligations

•  Maintenance of Properties

•  Books and Records; Inspection Rights

•  Compliance with Laws and Material Contractual Obligations

•  Use of Proceeds

•  Accuracy of Information

•  Insurance

•  Casualty and Condemnation

•  Additional Collateral; Further Assurances

•  Post-Closing Obligations (if any)

and (b) affirmative covenants with respect to the following additional matters:

•  Insurance endorsements naming Agent as loss payee or additional insured, as applicable, and collateral assignments of business interruption insurance

•  Compliance with health care laws (limited to the provisions set forth in Part V of Exhibit A)

•  FDA matters (limited to the provisions set forth in Part V of Exhibit A)

•  Springing account control agreements (to the extent not already in place in favor of the agent under the First Lien Revolving Facility so long as such agent agrees, pursuant to the Intercreditor Agreement, to serve as the Agent’s bailee for perfection)

•  Commercially reasonable efforts to obtain landlord agreements (to the extent not already in place in favor of the agent under the First Lien Revolving Facility so long as such agent agrees, pursuant to the Intercreditor Agreement, to serve as the Agent’s bailee for perfection)

Reporting Requirements:	The reporting requirements included in the Credit Agreement will be substantially similar to (and in any event, and notwithstanding anything to the contrary in this section, no more onerous than) the reporting requirements included in the First Lien Revolving Facility, with appropriate modifications for the Second Lien Credit Facility, and shall include:

Delivery of (i) monthly financial statements (and customary comparisons), (ii) quarterly financial statements (and customary comparisons) and compliance certificates and (iii) annual audited financial statements; delivery of an annual budget (including assumptions made in the build-up of such budget); annual insurance reports; copies of certain reports and other information sent to other parties (including, without limitation, (x) all reports and other information required to be delivered to any agent or lender under the First Lien Revolving Facility, (y) subject to deemed delivery as provided in the First Lien Revolving Facility, all regular, periodic or special reports and all registration statements (other than on form S-8), in each case filed with the SEC and (z) all proxy statements or other communications made to security holders generally), notices with respect to health care and FDA matters, annual updates to security agreement schedules and notices consistent with those required under the First Lien Revolving Facility, including mandatory prepayment events.

Financial Performance Covenants:

The financial performance covenants (the “Financial Performance Covenants”) included in the Credit Agreement will be limited to the following (provided that any other or different financial performance covenant contained in the definitive documentation for the First Lien Revolving Facility will also be included), with certain definitions to be agreed:

•  maximum total leverage ratio (with debt being calculated net of unrestricted cash and cash equivalents up to $10.0 million with respect to which the Agent has a perfected lien by account control agreements), not to exceed:

Computation Period Ending:	Maximum Total Leverage Covenant:
March 31, 2019	9.00:1.00
June 30, 2019	7.50:1.00
September 30, 2019	6.00:1.00
December 31, 2019	5.00:1.00
March 31, 2020	4.75:1.00
June 30, 2020	4.50:1.00
September 30, 2020	4.25:1.00
December 31, 2020	4.00:1.00
March 31, 2021	3.75:1.00
June 30, 2021 and the last day of each fiscal quarter ending thereafter	3.50:1.00

• minimum fixed charge coverage ratio, to be set at a cushion to the First Lien Revolving Facility to be determined.

Certain Definitions:

The following defined terms included in the Credit Agreement will be defined in a manner substantially similar to (and in any event, and notwithstanding anything to the contrary in this section, no more onerous than) such terms included in the First Lien Revolving Facility, with appropriate modifications for the Second Lien Credit Facility:

•  Change in Control

•  EBITDA[1]

•  Fixed Charge Coverage Ratio (and component financial definitions contained therein)

•  Fixed Charges

•  Indebtedness

•  Interest Expense

•  Net Income

Negative Covenants:

The negative covenants included in the Credit Agreement will be substantially similar to (and in any event, and notwithstanding anything to the contrary in this section, no more onerous than) the negative covenants included in the First Lien Revolving Facility (to the extent a provision of the type described below is included in the First Lien Revolving Facility), with appropriate modifications for the Second Lien Credit Facility (and, with respect to fixed dollar baskets, to be set at a 10% cushion to the analogous baskets in the First Lien Revolving Facility), and shall include:

•  Indebtedness (subject, however, to the limitations set forth in Part I of Exhibit A)

•  Liens

•  Fundamental Changes (to include restrictions on name changes and jurisdiction, as well as creation and division of Delaware limited liability companies)

[1]

For the avoidance of doubt, a modification to the definition of “EBITDA” such that not less than $2.5 million in transaction expenses incurred by the Loan Parties in connection with the Acquisition shall be permitted add-backs for the period in which they were incurred.

•  Investments, Loans, Advances, Guarantees and Acquisitions (subject, however, to the limitations set forth in Part II of Exhibit A and subject, in the case of acquisitions, to the conditions below in the section entitled “Permitted Acquisitions”)

•  Asset Sales (subject, however, to the limitations set forth in Part III of Exhibit A)

•  Swap Agreements entered into in the ordinary course of business and not for speculative purposes

•  Restricted Payments; Certain Payments of Indebtedness (subject, however, to the limitations set forth in Part IV of Exhibit A)

•  Transactions with Affiliates

•  Restrictive Agreements

•  Amendment of Material Documents (inclusive of “most-favored-nation” provision with respect to the First Lien Revolving Facility), including the Acquisition Agreement and related agreements and subordinated debt documents

•  Anti-Layering

•  “Affiliate Lenders” holds in respect of the First Lien Revolving Facility

For purposes of clarity, sale and leaseback transactions will not be permitted under the Second Lien Credit Facility.

Permitted Acquisitions:

Borrower shall be permitted to make acquisitions; provided that all of the conditions specified in the Credit Documentation have been fully satisfied. The conditions shall consist of the following:

(a)   receipt of acquisition documents and, to the extent required in the acquisition documents, receipt of all required regulatory and third party approvals and, if required by the Agent, delivery to the Agent of copies of environmental assessments satisfactory to the Agent;

(b)   except with respect to an acquisition in which the acquisition consideration is less than $25.0 million, delivery of (i) a description of the proposed acquisition and (ii) a quality of earnings report, in each case, prior to closing of the acquisition;

(c)   (i) granting to the Agent of a second-priority perfected security interest in all acquired assets to the extent required by the Credit Documentation;

and (ii) the absence of defaults under the Second Lien Credit Facility before and after giving effect to the acquisition and any indebtedness assumed or incurred in connection therewith, in each case subject to customary “funds certain provisions” if such acquisition is financed solely with proceeds of an Incremental Term Loan or a permitted equity issuance;

(d)   after giving pro forma effect to the acquisition, as of the last day of the fiscal quarter for which financial statements have been delivered to the Agent under the Credit Documentation, (i) the total net leverage multiple shall not exceed 5.10:1.00; and (ii) the total net leverage multiple shall not exceed the maximum total net leverage multiple then permitted under the Credit Agreement;

(e)   the proposed acquisition is consensual (i.e., not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors; and

(f)   the aggregate purchase price consideration paid for (x) all equity interests of acquisition targets that will not become Guarantors and (y) all assets that will not constitute Collateral shall not exceed $25.0 million.

Events of Default:

The Credit Agreement will contain the following events of default (and in any event, and notwithstanding anything to the contrary in this section, no more onerous than the events of default included in the First Lien Revolving Facility to the extent a provision of the type described below is included in the First Lien Revolving Facility), with appropriate modifications for the Second Lien Credit Facility:

Failure to pay principal, interest or any other amount when due; representations and warranties incorrect in any material respect when made or deemed made (without duplication of materiality qualifiers); failure to comply with covenants in the Credit Documentation; cross-default to other indebtedness and certain contingent obligations (provided that the Second Lien Credit Facility shall be cross-accelerated, cross-commitment termination defaulted and cross-payment defaulted to loans under the First Lien Revolving Facility); failure to satisfy or stay execution of judgments; bankruptcy or insolvency; actual or asserted invalidity or impairment of any part of the

Credit Documentation (including the failure of any lien to remain perfected); invalidity of subordination provisions, and change of control.

Voting:	Amendments, waivers and other modifications to the Credit Documentation shall require the consent of Lenders holding more than 50% of total commitments and/or Loans (“Required Lenders”; provided that, if there are two (2) or more Lenders, then Required Lenders shall mean at least two (2) Lenders (affiliated Lenders being considered one lender for this purpose) holding greater than fifty percent (50%) of the loans and Commitments); provided that certain amendments, waivers and other modifications shall require class votes or the consent of all Lenders.

Amend & Extend:	The Credit Documentation shall provide the right for any individual Lender to agree to extend the maturity date of its outstanding Term Loan upon the request of Borrower without the consent of the Agent or any other Lender on to be determined terms and conditions.

Miscellaneous:	The Credit Documentation will include (a) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, withholding taxes, illegality and LIBOR breakage costs), (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency, set-off and sharing language, (d) customary “defaulting lender” provisions and (e) other provisions as are usual and customary for facilities of this kind.

Assignments:	Lenders will be permitted to make assignments in a minimum amount of $1.0 million (unless such assignment is of a Lender’s entire interest in a particular tranche of the Second Lien Credit Facility) to other financial institutions with the consent of the Agent and, so long as no event of default has occurred and is continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed; provided, however, (i) that the consent of Borrower shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of the Lenders other than defaulting lenders, Affiliate Lenders or independent debt fund affiliates) and the consent of Borrower will be deemed to have been given if Borrower has not responded within ten (10) business days of a request for such consent, (ii) that the consent of the Agent shall not be required in connection with assignments to other

Lenders (or to affiliates or approved funds of the Lenders other than defaulting lenders, Affiliate Lenders or independent debt fund affiliates), and (iii) unless a payment or insolvency event of default has occurred and has not be cured or waived, no assignments shall be made to any Disqualified Institutions. All assignments of a Lender’s interest in the Second Lien Credit Facility will be made via an electronic settlement system designated by the Agent. An assignment fee of $3,500 shall be payable to the Agent upon the effectiveness of any such assignment.

Governing Law and Submission to Jurisdiction:	New York.

Counsel to Agent and Lead Arranger:	Katten Muchin Rosenman LLP.

EXHIBIT A

Negative Covenant Modifications

Notwithstanding anything to the contrary in the First Lien Revolving Facility:

Part I – Indebtedness

•

Subordinated Indebtedness shall only be permitted (a) if it is PIK Debt (as defined below) or (b) otherwise so long as the principal balance of such Subordinated Indebtedness and all other outstanding Subordinated Indebtedness does exceed, in the aggregate, $10.0 million.

•

“PIK Debt” shall mean Subordinated Indebtedness the interest of which is not permitted to be paid in cash but instead must be paid in kind by capitalizing such interest and adding it to the principal balance of such Subordinated Indebtedness.

•

“Subordinated Indebtedness” shall mean unsecured Indebtedness of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that (a)(i) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, redemption at the option of the holders thereof or sinking fund obligations prior to the date that is one hundred eighty (180) days after the latest maturity date in respect of the Second Lien Credit Facility (including any Incremental Facility) in effect at the time of the incurrence or issuance of such Indebtedness (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default, subject to the prior repayment in full of the Obligations and (ii) the covenants, events of default, guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions and in any event (x) dollar baskets, default triggers and covenant (including financial covenant) levels are set back not less than fifteen percent (15%) as compared to equivalent provisions of the Credit Documentation (subject to customary reductions to and exclusions from such set-backs) and (y) when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Loan Parties and their Subsidiaries than those set forth in the Second Lien Credit Facility (provided that a certificate of a responsible officer of Borrower delivered to Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (ii)(y), shall be conclusive evidence that such terms and conditions satisfy such requirement unless Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period) and such Indebtedness shall not be cross-defaulted (but may be cross-accelerated) to the Obligations or the Loan Documents; (b) such Indebtedness shall be expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions reasonably satisfactory to Agent; (c) immediately before and immediately after giving pro forma effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing; and (d) no guaranty by any Subsidiary of such Indebtedness shall be permitted unless such Subsidiary is a Guarantor.

•	Indebtedness of the type described in Section 6.01(j) of the First Lien Credit Facility shall be capped at an aggregate outstanding principal amount of $5.0 million.

•	Indebtedness of the type described in Section 6.01(k) of the First Lien Credit Facility shall be capped at an aggregate outstanding principal amount of $2.5 million.

•

Indebtedness of the type described in Section 6.01(r) of the First Lien Revolving Facility that is permitted to be paid in cash (other than such Indebtedness under the Acquisition Agreement) shall be capped at an aggregate outstanding principal amount of $10.0 million (but, for purposes of clarity, such Indebtedness that is payable only in the form of capital stock shall not be subject to such a cap).

Part II – Investments

•	Investments of the type contemplated in Section 6.04(q) of the First Lien Revolving Facility shall be capped at $10.0 million in the aggregate outstanding at any time.

Part III – Asset Sales

•	Asset sales of the type contemplated in Section 6.05(i) of the First Lien Revolving Facility shall be capped at $10.0 million during the term of the Second Lien Credit Facility.

Part IV – Restricted Payments; Certain Payments of Indebtedness

•	No restricted payments of the type contemplated in Section 6.08(a)(v) of the First Lien Revolving Facility shall be permitted.

•

No cash payments of interest and principal of Subordinated Indebtedness will be permitted, but regularly scheduled cash interest and principal payments will be permitted with respect to the $2.5 million of unsecured debt described in the fifth bullet above under Part I of this Exhibit A.

Part V – Credit Agreement Provisions

Representations and Warranties:

Regulatory Matters

(a)    Schedule [●] sets forth, as of the Closing Date, a complete and correct list of all Registrations held by each Loan Party and its Subsidiaries. Each Loan Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as conducted as of the Closing Date except where the failure to have such Registrations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party and its Subsidiaries, neither the FDA nor other Governmental Authority is considering limiting, suspending, or revoking such Registrations or, except as set forth in Schedule [●], changing the marketing classification or labeling or other significant parameter affecting the Products of the Loan Parties or any of their respective Subsidiaries. To the knowledge of each Loan Party and its Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Public Health Laws. The Loan Parties and their respective Subsidiaries have fulfilled and performed their obligations under each Registration except where such failure would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and to the knowledge of each Loan Party and its Subsidiaries no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such Registration. To the knowledge of each Loan Party and its Subsidiaries, no event has occurred or condition or state of facts exists which would present potential product liability related, in whole or in part, to Regulatory Matters. To the knowledge of each Loan Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Loan Parties or any of their respective Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Loan Parties and their respective Subsidiaries.

(b)    All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties or their respective Subsidiaries that are subject to Public Health Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Public Health Laws or any other applicable Requirement of Law, including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting, except where such failure would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect..

(c)    Except as set forth on Schedule [●], no Loan Party nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of each Loan Party and its Subsidiaries, no such obligation has been threatened. Each Loan Party and its Subsidiaries has made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any other Governmental Authority. There is no, and there is no act, omission, event, or circumstance of which any Loan Party or any of its Subsidiaries has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Loan Party or its Subsidiaries, and, to each Loan Party’s and its Subsidiary’s knowledge, no Loan Party nor its Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would reasonably be expected, in the aggregate, have a Material Adverse Effect. To the knowledge of each Loan Party and each of their respective Subsidiaries, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction.

(d)    As of the Closing Date, except as set forth on Schedule [●], no Loan Party nor its Subsidiaries is undergoing any non-routine inspection related to Regulatory Matters, or any other Governmental Authority investigation.

(e)    During the period of three calendar years immediately preceding the Closing Date, no Loan Party nor any Subsidiary of any Loan Party has introduced into commercial distribution any Products manufactured by or on behalf of any Loan Party or any Subsidiary of a Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331, except where such violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party has received any notice of communication from any Governmental Authority alleging material noncompliance with any Requirement of Law. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution, or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; (ii) a change in the labeling of any Product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product. To each Loan Party’s and its Subsidiary’s knowledge, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any of its Subsidiaries.

(f) No Loan Party or any Subsidiary of any Loan Party or any of their respective officers, directors, employees, agents, or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. To each Loan Party’s and its Subsidiary’s knowledge, no Loan Party nor any Subsidiary of any Loan Party nor any of their respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of each Loan Party and its Subsidiaries, no employee or agent of any Loan Party or its Subsidiaries, has (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(g) Except as set forth on Schedule [●]: (i) each Loan Party and its Subsidiaries and, to their knowledge, their respective contract manufacturers are, and have been for the past three calendar years, in material compliance with, and each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, serviced, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, (ii) each Loan Party and its Subsidiaries is in material compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any other Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products, including, as the case may be, Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806, (iii) all Products are and have been labeled, promoted, and advertised in accordance with their Registration and approved labeling or within the scope of an exemption from obtaining such Registration, and (iv) each Loan Party’s and its Subsidiaries’ establishments are registered with the FDA, as applicable, and each Product is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.

Acquisition Agreement

As of the Closing Date, the Borrower has delivered to Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith).

Affirmative Covenants:

Compliance with Laws

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law and Permits (including without limitation, all Registrations) of any Governmental Authority having jurisdiction over it, its business or its Products, except where such failures to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party and its Subsidiaries shall comply with all Public Health Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in material compliance with the Public Health Laws and any other Requirements of Law, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Public Health Laws and all other Requirements of Law.

Definitions:

“Permits” means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations.

“Products” means any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Loan Parties or any of their Subsidiaries.

“Public Health Laws” means all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.), similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws, or subject to regulation under any foreign equivalent law or regulation, as applicable.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, service marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

SCHEDULE I

to

Summary of Terms

Conditions to Closing

The availability of the Second Lien Credit Facility shall be subject only to the satisfaction (or waiver by the Lead Arranger) of the following conditions (subject in all respects to the Funds Certain Provisions):

1.

Absence of Litigation. There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Second Lien Credit Facility or the First Lien Revolving Facility.

2.

First Lien Revolving Facility. As of the Closing Date, Borrower shall have received commitments of $75.0 million in respect of the First Lien Revolving Facility, of which no more than $60.0 million shall have been funded on the Closing Date.

3.

Acquisition. The Acquisition shall have been consummated (or substantially simultaneously with the initial borrowing under the Second Lien Credit Facility, shall be consummated) in all material respects in accordance with the terms of the Master Transaction Agreement (together with the schedules and exhibits thereto, the “Acquisition Agreement”), dated as of November 1, 2018, by and among the Borrower and each of the sellers listed on the signature pages thereto, without any amendment, modification or waiver of, or consent granted under, any of the provisions thereof by you that would be materially adverse to the Commitment Parties without the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) a reduction in the purchase price under the Acquisition Agreement shall not be deemed to be materially adverse to the Commitment Parties so long as such decrease is not greater than 10% and shall be allocated to a reduction in any amounts to be funded under the Term Loan, (ii) any amendment or waiver to the terms of the Acquisition Agreement that has the effect of increasing the consideration required to be paid thereunder on the Closing Date shall not be deemed to be materially adverse to the Commitment Parties if such increase is funded solely by an increase in the aggregate amount of the Equity Issuance, (iii) any purchase price adjustment expressly contemplated by the Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Acquisition Agreement and (iv) any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Commitment Parties.

4.

Evidence of Solvency. The Agent shall have received a certificate of the Chief Financial Officer of Borrower in the form attached hereto as Annex A or otherwise in a form reasonably acceptable to the Agent.

5.

Required Information. The Lead Arranger shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Acquired Business for each fiscal month ended after September 30, 2018 and at least thirty (30) days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Acquired Business for each fiscal quarter ended after June 30, 2018 and at least forty-five (45) days prior to the Closing Date, and (c) a pro forma consolidated balance sheet and related statements of income and cash flow of Borrower as of the last day of the most recent fiscal month ended at least thirty (30) days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions have occurred as of such date; provided that (i) each such pro forma financial statement and related statements of income and cash flow of Borrower shall be prepared in good faith by Borrower and (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6.

No Material Adverse Effect. Since December 31, 2017, there shall have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect as defined and construed in accordance with the Acquisition Agreement.

7.

Documentation and Other Customary Deliveries. The preparation, execution and delivery of the Credit Documentation and the Intercreditor Agreement shall, in each case, be mutually acceptable to Borrower and the Agent, in accordance with the Documentation Principles and the delivery of other customary closing documents, and the Agent shall have received satisfactory evidence that, subject to the Funds Certain Provisions, the Agent shall have a valid and perfected second priority lien and security interest in the Collateral.

8.

Representations and Warranties. The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Funds Certain Provisions, and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

9.

PATRIOT Act. The Agent shall have received, at least three days prior to the Closing Date (to the extent requested at least ten days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

10.	Payment of Fees and Expenses; Payment of all fees and expenses required to be paid on the Closing Date pursuant to the Commitment Letter and Fee Letter shall have been paid.

11.

Leverage. The consolidated total leverage multiple of Borrower and its subsidiaries on the Closing Date after giving effect to the initial funding of the First Lien Revolving Facility and the Second Lien Credit Facility and other transactions contemplated hereby shall not exceed 5.90x (calculated on a pro forma basis after giving effect to the Acquisition (including, for the avoidance of doubt, an add back of an amount equal to approximately $8.6 million related to certain synergies)).

Notwithstanding anything in the Term Sheet, the Commitment Letter, the Fee Letter or the Credit Documentation to the contrary, (i) the only representations and warranties related to the Acquired Business the accuracy of which will be a condition to the availability and initial funding of the Second Lien Credit Facility on the Closing Date will be (A) such representations and warranties regarding the Acquired Business in the Acquisition Agreement as are material to the interests of the Lead Arranger and the Lenders, but only to the extent that you or your affiliates have the right to terminate your or your affiliates’ obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a failure of such representations and warranties to be true and correct (the “Specified Acquisition Agreement Representations”); and (B) the Specified Representations (as defined below); and (ii) the terms of the Credit Documentation will not impair the

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availability of the Second Lien Credit Facility on the Closing Date if the conditions expressly set forth in this Schedule I are satisfied (it being understood that, to the extent a security interest in any Collateral of the Acquired Business (the security interest in respect of which cannot be perfected by means of (x) the filing of a UCC financing statement or (y) delivery of possession of capital stock or other certificated security of the Acquired Business, together with undated stock powers or transfer powers in blank, but in the case of this clause (y) only to the extent actually received by the Borrower from the Acquired Business prior to the Closing Date) is not able to be provided and/or perfected on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, the provision and/or perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Second Lien Credit Facility on the Closing Date, but a security interest in such Collateral will be required to be provided and/or perfected after the Closing Date pursuant to arrangements to be mutually agreed between Borrower and Agent); provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Term Sheet relating to legal existence, organizational power and authority to execute, deliver and perform the Credit Documentation; the authorization, execution and delivery, and legality, validity and enforceability, of the Credit Documentation; the creation, perfection and priority of liens (subject to the limitations set forth above and liens permitted under the Credit Documentation); Federal Reserve margin regulations; the Investment Company Act; use of proceeds not in violation of Patriot Act, OFAC, FCPA and other anti-terrorism, anti-money laundering and anti-corruption laws; solvency (defined consistent with the Annex A to this Schedule I); and no violation of, or conflict with, charter documents as it relates to the Credit Documentation. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions”.

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ANNEX A

FORM OF SOLVENCY CERTIFICATE

[                ] [        ], 2018

This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section [●] of the Credit Agreement, dated as of [●], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RTI Surgical, Inc., a Delaware corporation (“Borrower”), the Lenders and party thereto, Ares Capital Corporation, as administrative agent (in such capacity, “Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned, solely in such undersigned’s capacity as [Chief Financial Officer/equivalent officer] of Holdings, and not individually, hereby certifies to Agent and the Lenders, on behalf of the Credit Parties, as follows:

1. The undersigned is familiar with the business and financial position of Credit Parties. In reaching the conclusions set forth in this Certificate, the undersigned has made, or has caused to be made under such undersigned’s supervision, such other examinations, investigations and inquiries as is reasonable and necessary to enable the undersigned to express an informed opinion as to the matters referred to herein, having taken into account the nature of the particular business anticipated to be conducted by the Credit Parties after consummation of the transactions contemplated by the Loan Agreement.

2. As of the date hereof and after giving effect to (a) the borrowing of the Term Loan and the borrowing of loans under the First Lien Revolving Facility, (b) the consummation of the Transactions, (c) the application of the proceeds of such Loans to or as directed by the Borrower and (d) the payment of all estimated legal, accounting and other fees and expenses in connection with the foregoing, the following is true with respect to the Borrower and its Subsidiaries, taken as a whole, as of the Closing Date:

(A) the present fair salable value of the assets of the Borrower and its Subsidiaries, taken as a whole (determined on a going concern basis), is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured;

(B) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of debts and liabilities (including subordinated, contingent and un-liquidated liabilities) of the Borrower and its Subsidiaries, taken as a whole;

(C) the Borrower and its Subsidiaries, taken as a whole, are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and

(D) the Borrower and its Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof.

For purposes of this Certificate, in computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

RTI SURGICAL, INC.

By:
Name:
Title:

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